SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.                 )

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Check the appropriate box:
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                                                 of the Commission Only
                                                 (as permitted by
                                                 Rule 14a-6(e) (2))
|_|  Definitive Proxy Statement
|X|  Definitive Additional Materials
|_|  Soliciting Material Pursuant to Rule 14a-11 (c) or Rule 14a-12

THE SALOMON BROTHERS FUND INC.
------------------------------------------------------------------------
(Name of Registrant as Specified in Its Charter)

Elliott Associates, L.P. and Elliott International, L.P.
------------------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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                      [ELLIOTT ASSOCIATES, L.P. LETTERHEAD]

For More Information Contact:
Scott Tagliarino
(212) 506-2999
(917) 922-2364 (cell)

            ELLIOTT STATEMENT ON POSTPONEMENT OF THE SALOMON BROTHERS
                       FUND SPECIAL STOCKHOLDERS' MEETING

NEW YORK (October 21, 2005) - Elliott Associates, L.P. and Elliott International, L.P. (collectively "Elliott"), who together are reportedly the largest stockholder of The Salomon Brothers Fund Inc (NYSE: SBF), today made the following statement regarding the postponement of the SBF Special Stockholders' Meeting until November 15, 2005, to consider the approval of a new management agreement. The approval is in connection with the pending transaction between Citigroup Inc. (NYSE: C) and Legg Mason, Inc. (NYSE:LM). Elliott is a long-term investor and the beneficial owner of 5.88 million shares, or approximately 6%, of SBF.

"We are gratified by the continuing strong support we have received from institutional and retail stockholders. Elliott supports the decision by the Board of Directors of The Salomon Brothers Fund to postpone the Special Meeting of Stockholders until November 15. We remain prepared to meet with the Board during this period in an effort to have the Board implement a strategy to eliminate or nearly eliminate the discount to net asset value."


About Elliott Associates, L.P.

Elliott Associates, L.P. and its sister fund, Elliott International, L.P., have more than $5.5 billion of capital under management. Founded in 1977, Elliott Associates is one of the oldest funds of its kind under continuous management.

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